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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm on pages 26, 27, 45 and 72 and under the caption "Experts" in the Registration Statement (Form S-4 No. 333-91014, Amendment No. 4) and related proxy statement of EEX Corporation and prospectus of Newfield Exploration Company and to the incorporation by reference therein of our report dated February 20, 2002, except for Note 25 as to which the date is March 11, 2002, with respect to the consolidated financial statements of EEX Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Houston, Texas

October 9, 2002